UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
July 29, 2025

TPG Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41222	87-2063362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Commerce Street, Suite 3300		76102
Fort Worth, TX		(Zip Code)
(817) 871-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	TPG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
6.950% Subordinated Notes due 2064	TPGXL	The Nasdaq Stock Market LLC (Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 29, 2025, the independent Compensation Committee of the board of directors of TPG Inc. (the “Company”) approved a long-term performance incentive award for the Company’s Founder and Chairman, James Coulter (the “Award”). The Award is intended to incentivize Mr. Coulter to drive stockholder value in a manner that is aligned with stockholder interests, including by recognizing his role in the establishment of the Firm’s Impact platform and incentivizing his continued leadership of the platform.
The Award will be granted on August 19, 2025, and is a grant of restricted stock units (“RSUs”) and performance stock units (“PRSUs”) under the Company’s Omnibus Equity Incentive Plan (the “Plan”) with a face value of $50,000,000. On the date of grant, the face value of the Award will be converted into a number of RSUs and PRSUs based on the 10-trading day volume weighted average trading price of a share of the Company’s Class A common stock leading up to and including the date of grant, such that the RSUs represent 40% of the face value of the Award and the PRSUs represent 60% of the face value of the Award. Each RSU and PRSU represents a contingent right to receive one share of the Company’s Class A common stock when the applicable vesting conditions are satisfied. Provided that Mr. Coulter continues to provide services to the Company or its affiliates through the applicable service vesting date, (i) the RSUs are scheduled to vest 25% on each of July 15, 2026, 2027, 2028 and 2029 (each, an “RSU Vesting Date”), and (ii) the PRSUs are scheduled to service vest 20% on each of July 15, 2026, 2027, 2028, 2029 and 2030, and are only earned upon achievement of a stock price vesting condition that will be met when the 30-trading day volume weighted average trading price of a share of Class A common stock meets or exceeds certain stock price hurdles (each, a “Market Price Performance Hurdle”). 25% of each service vesting tranche of the PRSUs are eligible to be earned and vest following achievement of four Class A common stock prices which will represent premiums of 150%, 167%, 183% and 200% of the closing price of a share of Class A common stock on the date of grant. The Market Price Performance Hurdle for the PRSUs with respect to the 150% premium must be achieved by July 15, 2030, and the Market Price Performance Hurdle for the other PRSUs must be achieved by July 15, 2031 (the “Performance Periods”). If the applicable Market Price Performance Hurdle is not achieved during the applicable Performance Period, the applicable PRSUs will be forfeited. Vested RSUs will be settled promptly following the applicable RSU Vesting Date, any PRSUs that vest prior to July 15, 2030 will be settled promptly following July 15, 2030, and any PRSUs that vest after July 15, 2030 will be settled promptly following July 15, 2031, subject to accelerated settlement in the event of death or a termination of employment following a change in control of the Company (or upon a change in control if the Award is not assumed).
Upon Mr. Coulter’s termination of service, any then unvested portion of the Award will be automatically forfeited; provided that in the case of an involuntary termination without cause, a resignation for good reason or termination due to death or disability, Mr. Coulter will receive credit for service vesting through the next scheduled service vesting date after his date of termination for both RSUs and PRSUs, and service-vested PRSUs (including those credited at termination) will remain eligible to vest if the applicable Market Price Performance Hurdle is achieved during the applicable Performance Period. For purposes of the RSUs and PRSUs, cause, good reason and disability have the meanings as set forth in Mr. Coulter’s employment agreement. In the event of a change in control where the RSUs and PRSUs are not assumed, the performance condition for the PRSUs will be assessed based on the Class A common stock price at the change in control, and the RSUs and PRSUs will be deemed service vested. In the event of a change in control where the RSUs and PRSUs are assumed, the performance condition for the PRSUs will be assessed based on the Class A common stock price at the change in control and the RSUs and PRSUs will continue vesting on existing service vesting terms; provided that if Mr. Coulter is terminated without cause, resigns for good reason or is terminated due to death or disability within 12 months of the change in control, the RSUs and PRSUs will be deemed service vested.
The Award is subject to the Company’s recoupment policy and, to the extent applicable, the Company’s Dodd-Frank clawback policy. Dividend equivalents are paid on vested and unvested RSUs when the dividend occurs. Dividend equivalents accrue for vested and unvested PRSUs and are paid only if and when both the applicable service and performance vesting conditions are satisfied.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

TPG INC.

By:	/s/ Jennifer L. Chu
Name:	Jennifer L. Chu
Title:	Chief Legal Officer and General Counsel
Date: August 1, 2025